Exhibit 99

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67278
www.spiritaero.com
Spirit AeroSystems Holdings, Inc. Reports First Quarter 2008 Financial Results; Updates Full-Year 2008 Financial Outlook
•	First quarter 2008 revenues grew 9 percent to $1.036 billion

•	Operating margins expanded to 12.6 percent

•	Fully Diluted Earnings Per Share increased 22 percent to $0.61 per share

•	Total backlog increased to approximately $27.5 billion
     Wichita, Kan., April 29, 2008 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported first quarter 2008 financial results reflecting solid revenue and earnings growth in its core businesses as volume increased on the 737 program and operating efficiencies across the business offset the impact of delays in the 787 program.
     Spirit’s first quarter 2008 revenues increased to $1.036 billion, up 9 percent from the same period last year. Operating income increased 25 percent to $130 million, up from $104 million in the same period a year ago. Net income was $85 million, or $0.61 per fully diluted share, up from $70 million, or $0.50 per fully diluted share, in the same period of 2007 (Table 1).
Table 1. Summary Financial Results

	1st Quarter
($’s in Millions, except per share data)	2008	2007	Change

Revenues	$1,036	$954	9%
Operating Income	$130	$104	25%
Operating Income as a % of Revenues	12.6%	10.9%	170	BPS
Net Income	$85	$70	22%
Net Income as a % of Revenues	8.2%	7.3%	90	BPS
Earnings per Share (Fully diluted)	$0.61	$0.50	22%
Fully Diluted Weighted Avg Share Count (Millions)	139.6	139.0

     “The first quarter results of our core businesses are in-line with my expectations and I am pleased with the progress we are making towards realizing our 2008 goals in spite of the challenges on the 787,” said President and Chief Executive Officer Jeff Turner. “Revenues increased, and company-wide operating margins and net income expanded as we continued to execute well across our core businesses,” Turner added. “The additional delay on the 787 schedule is unfortunate. Over the past four years we have made significant investments in the program and our 787 team has worked tirelessly to meet our customer commitments,” Turner continued. “In the first quarter we aggressively began taking steps to mitigate the impact from slowing 787 production. Today, we are continuing to implement the revised Boeing production and delivery schedule, and we are reflecting the financial implications of the revised schedule in our outlook,” Turner added.
     “During the quarter we made solid progress on our strategy to diversify. We won major structures work on the new Cessna Citation Columbus business jet; announced our participation on the new Gulfstream G650 business jet; secured an aftermarket contract to provide overhaul, repair, and modification services for Cathay Pacific Airways’ fleet of 777 Trent 800 Thrust Reversers; and just last week we announced a new maintenance joint venture with HAECO to establish a regional service center to serve the Asia-Pacific region,” Turner concluded.
     Spirit’s backlog during the quarter increased four percent from $26.5 billion to $27.5 billion, as combined net orders for 683 aircraft at Boeing and Airbus outpaced their combined deliveries of 238 aircraft. Spirit’s backlog is calculated based on contractual prices for products and volumes from the published firm order backlogs of Boeing, Airbus, and other customers.
     Spirit updated its contract profitability estimates during the first quarter of 2008, resulting in a $2 million favorable cumulative catch-up adjustment, compared to a $6 million favorable cumulative catch-up adjustment for the first quarter of 2007.

Table 2. Cash Flow and Select Balance Sheet Information

	1st Quarter
($’s in Millions)	2008	2007

Cash Flow from Operations	$70	$50
Purchases of Property, Plant & Equipment	($66)	($88)

	Mar. 27,	Dec. 31,
Cash and Debt Balances	2008	2007

Cash	$203	$133
Current Portion of Long-term Debt plus Long-term Debt	$667	$595
     Cash flow from operations was $70 million for the first quarter, compared to $50 million for first quarter 2007, as the company continued to invest in the 787 program and other development programs (Table 2). During the quarter Spirit and Boeing reached an agreement to revise certain 787 contract payment terms. The revised terms, among other things, alter the payment terms for 787 unit deliveries from Spirit to Boeing. The amendment also eliminated the existing delayed payment schedule for ship sets delivered prior to aircraft certification and ties all payments for ship sets not covered by the additional advances to the date of delivery by Spirit to Boeing. The revised terms will result in additional cash advance payments to Spirit from Boeing during 2008. The initial payment of $124 million was received by Spirit in the first quarter. The balance of the advance payments will be made to Spirit over the remaining three quarters of 2008. The additional advances will be applied against the purchase price of ship sets delivered until fully repaid.
     On March 19, 2008, Spirit amended its credit agreements, to among other things, increase the company’s revolving credit facility from $400 million to $650 million. Cash balances at the end of the first quarter were $203 million, up $46 million from a year ago, reflecting the $124 million advance payment from Boeing; planned investment in Spirit’s core business, primarily for the 787 program; and $75 million of borrowings against the company’s $650 million credit facility. Debt balances at the end of the first quarter were $667 million, up $72 million from year-end 2007, reflecting the outstanding borrowing on the credit facility and planned debt principal payments. The $75 million in outstanding borrowings against the company’s credit line was repaid in full on April 2, 2008.

     During the quarter, Standard & Poor’s revised the company’s credit outlook from negative to stable following Spirit’s announcement of its increased credit line. Standard & Poor’s and Moody’s confirmed their respective BB and Ba3 corporate ratings for Spirit.
2008 Outlook
     Spirit previously issued 2008 revenue guidance of approximately $4.7 billion based on previously issued 2008 Boeing delivery guidance of 480-490 aircraft and internal Spirit forecasts for Airbus and other products. Spirit’s revenue guidance assumed delivery of approximately forty-five 787 ship sets from Spirit to Boeing. On April 9, 2008, Boeing announced a revised schedule that shifted first customer deliveries of the 787 to the third quarter of 2009, with approximately twenty-five 787 aircraft now expected to be delivered by the end of 2009.
     Spirit now expects to achieve 2008 revenues of approximately $4.4 billion based on the revised 787 schedule; 2008 Boeing delivery guidance of 475-480 aircraft; 2008 Airbus delivery guidance of greater than 470 aircraft; and internal Spirit forecasts for other products.
     Fully diluted earnings per share for 2008 is now expected to be between $2.25 and $2.35 as improved operating efficiencies are expected to offset a portion of the impact of delays in the 787 program (Table 3).
Table 3. Financial Outlook

2008 Guidance

Revenues	~$4.4 billion

Earnings Per Share (Fully Diluted)	$2.25 - $2.35

Effective Tax Rate (% Pre-Tax Earnings)	~33%*

Cash Flow From Operations	~$400 million

Capital Expenditures	~$275 million

Capital Reimbursement	~$116 million

*	Effective tax rate guidance among other factors, assumes the benefit of an extension to the U.S. research tax credit.
     For 2008, cash flow from operations is expected to be approximately $400 million, as revised 787 payment terms shift cash receipts from 2009 and early 2010 into 2008. Capital expenditures are expected to be approximately $275 million in 2008.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes forward-looking statements that reflect the plans and expectations of Spirit AeroSystems Holdings, Inc. To the extent that statements in this press release do not relate to historical or current facts, they may constitute forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “intend”, “estimate”, “plan”, “forecast”, “anticipate”, “believe”, “project”, “continue”, or other similar words. These statements reflect Spirit AeroSystems Holdings, Inc.’s current view with respect to future events and are subject to risks and uncertainties, both known and unknown. Such risks and uncertainties may cause the actual results of Spirit AeroSystems Holdings, Inc. to vary materially from those anticipated in forward-looking statements, and therefore we caution investors not to place undue reliance on them. Potential risks and uncertainties include, but are not limited to: our customers’ aircraft build rates; the ability to enter into supply arrangements with additional customers and satisfy performance requirements under existing contracts; any adverse impact on our customers’ production of aircraft; the success and timely progression of our customers’ new programs including, but not limited to The Boeing Company’s 787 aircraft program; future levels of business in the aerospace and commercial transport industries; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws; the effect of new commercial and business aircraft development programs; the cost and availability of raw materials; the ability to recruit and retain highly skilled employees and relationships with unions; spending by the United States and other governments on defense; our continuing ability to operate successfully as a stand-alone company; the outcome of ongoing or future litigation and regulatory actions; and exposure to potential product liability claims. Additional information as to factors that may cause actual results to differ materially from our forward-looking statements can be found in Spirit AeroSystems Holdings, Inc.’s filings with the United States Securities and Exchange Commission. Spirit AeroSystems Holdings, Inc. undertakes no obligation and does not intend to update publicly any forward-looking statements after the date of this press release, except as required by law.

Appendix
Segment Results
Fuselage Systems
     Fuselage Systems segment revenues for the first quarter of 2008 were $492 million, up 11 percent over the same period last year, as deliveries to Boeing increased 8 percent. Operating margin for the first quarter of 2008 was 18.1 percent, compared to 18.6 percent in the first quarter of 2007, reflecting higher R&D expense.
Propulsion Systems
     Propulsion Systems segment revenues for the first quarter of 2008 were $275 million, up 6 percent over the same period last year as 737 deliveries increased and fewer wide-body deliveries were made to Boeing during the first quarter of 2008. Operating margin for the first quarter of 2008 was 16.2 percent compared to 15.5 percent in the first quarter of 2007, reflecting improved operating efficiencies.
Wing Systems
     Wing Systems segment revenues for the first quarter of 2008 were $262 million, up 9 percent over the same period last year, as deliveries to Boeing increased by 8 percent and deliveries to Airbus increased 7 percent. Operating margin for the first quarter of 2008 was 12.4 percent compared to 9.6 percent in the first quarter of 2007, reflecting improved operating efficiencies and lower R&D expenses. Wing Systems benefited from a favorable cumulative catch-up adjustment of approximately $2 million in the first quarter of 2008, compared to approximately $6 million favorable cumulative catch-up adjustment for the first quarter of 2007.

Table 4. Segment Reporting

	1st Quarter

($’s in Millions, except margin percent)	2008	2007	Change

Segment Revenues
Fuselage Systems	$492.0	$445.2	10.5%
Propulsion Systems	$274.7	$260.4	5.5%
Wing Systems	$262.3	$241.2	8.7%
All Other	$7.4	$7.3	1.4%

Total Segment Revenues	$1,036.4	$954.1	8.6%

Segment Earnings from Operations
Fuselage Systems	$89.1	$83.0	7.3%
Propulsion Systems	$44.5	$40.3	10.4%
Wing Systems	$32.5	$23.2	40.1%
All Other	$0.4	$0.8	(50.0%)

Total Segment Operating Earnings	$166.5	$147.3	13.0%

Unallocated Corporate SG&A Expense	($36.1)	($42.5)	(15.1%)
Unallocated Research & Development Expense	($0.2)	($1.0)	(80.0%)

Total Earnings from Operations	$130.2	$103.8	25.4%

Segment Operating Earnings as % of Revenues
Fuselage Systems	18.1%	18.6%	(50)	BPS
Propulsion Systems	16.2%	15.5%	70	BPS
Wing Systems	12.4%	9.6%	280	BPS
All Other	5.4%	11.0%	(560)	BPS

Total Segment Operating Earnings as % of Revenues	16.1%	15.4%	70	BPS

Total Operating Earnings as % of Revenues	12.6%	10.9%	170	BPS
Contact information:
Investor Relations: Phil Anderson (316) 523-1797
Media: Debbie Gann (316) 519-7340

Spirit Ship Set Deliveries
(BASED ON FUSELAGE DELIVERIES)
2007 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2007

B737	83	85	84	79	331
B747	5	4	5	4	18
B767	3	4	3	3	13
B777	21	21	21	20	83
B787*	0	1	0	0	1

Total	112	115	113	106	446

A320	93	84	91	91	359
A330/340	22	21	22	20	85
A380	0	0	2	3	5

Total	115	105	115	114	449

Hawker 850XP	16	15	17	20	68

Total Spirit	243	235	245	240	963

*	Full-Revenue Units Only, Does not include Static and Fatigue test units
2008 Spirit AeroSystems Deliveries

1st Qtr
B737	93
B747	4
B767	3
B777	20
B787*	1

Total	121

A320	95
A330/340	24
A380	4

Total	123

Hawker 850XP	15

Total Spirit	259

*	Full-Revenue Units Only, Does not include Static and Fatigue test units

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	For the Three Months Ended
	March 27, 2008	March 29, 2007
	($ in millions, except per share data)
Net Revenues	$1,036.4	$954.1
Operating costs and expenses:
Cost of sales	857.3	794.8
Selling, general and administrative	39.1	45.1
Research and development	9.8	10.4

Total Costs and Expenses	906.2	850.3
Operating Income	130.2	103.8

Interest expense and financing fee amortization	(9.1)	(8.9)
Interest income	5.7	7.7
Other income, net	1.4	2.0

Income From Continuing Operations Before Income Taxes	128.2	104.6
Income tax provision	(43.0)	(34.8)

Net Income	$85.2	$69.8

Earnings per share
Basic	$0.62	$0.54
Shares	136.8	129.7

Diluted	$0.61	$0.50
Shares	139.6	139.0

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets

	March 27, 2008	December 31, 2007
	(unaudited)
	($ in millions)
Current assets
Cash and cash equivalents	$203.4	$133.4
Accounts receivable,net	266.5	159.9
Other receivable	112.1	109.5
Inventory, net	1,499.5	1,342.6
Prepaid expenses	12.1	14.2
Income tax receivable	1.1	9.6
Other current assets	72.7	73.6

Total current assets	2,167.4	1,842.8
Property, plant and equipment, net	1,001.4	963.8
Long-term receivable	101.6	123.0
Pension assets	331.9	318.7
Other assets	99.2	91.6

Total assets	$3,701.5	$3,339.9

Current liabilities
Accounts payable	$417.8	$362.6
Accrued expenses	184.4	182.6
Current portion of long-term debt	13.4	16.0
Advance payments short-term	189.5	109.9
Income tax payable	42.3	2.5
Other current liabilities	7.5	1.4

Total current liabilities	854.9	675.0
Revolving credit facility	75.0	—
Long-term debt	578.6	579.0
Advance payments	660.5	653.4
Other liabilities	180.3	165.9
Shareholders’ equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 102,776,848 and 102,693,058 issued and outstanding, respectively	1.0	1.0
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 36,827,426 and 36,826,434 shares issued and outstanding, respectively	0.4	0.4
Additional paid-in capital	928.1	924.6
Accumulated other comprehensive income	112.7	117.7
Retained earnings	310.0	222.9

Total shareholders’ equity	1,352.2	1,266.6

Total liabilities and shareholders’ equity	$3,701.5	$3,339.9

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flow (unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 27, 2008	March 29, 2007
	($ in millions)
Operating activities
Net Income	$85.2	$69.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	28.0	20.9
Amortization expense	2.1	1.9
Accretion of long-term receivable	(4.9)	(5.5)
Employee stock compensation expense	3.7	6.6
Excess tax liability/(benefit) from share-based payment arrangements	0.2	(2.6)
Loss from the ineffectiveness of hedge contracts	0.3	—
Loss on disposition of assets	0.7	0.1
Loss from foreign currency transactions	0.6	—
Deferred taxes	(2.1)	8.6
Pension income, net	(7.2)	(5.9)

Changes in assets and liabilities
Accounts receivable	(66.4)	(54.3)
Inventory, net	(155.8)	(63.6)
Other current assets	2.1	10.3
Accounts payable and accrued liabilities	58.6	(10.2)
Customer advances	89.1	29.2
Income taxes payable	47.8	23.8
Deferred revenue and other deferred credits	(8.5)	19.5
Other	(3.6)	1.5

Net cash provided by operating activities	69.9	50.1

Investing Activities
Purchase of property, plant and equipment	(65.7)	(87.5)
Long-term receivable	—	11.4
Financial derivatives	0.4	1.1
Investment in joint venture	(0.5)	—

Net cash (used in) investing activities	(65.8)	(75.0)

Financing Activities
Proceeds from revolving credit facility	75.0	—
Principal payments of debt	(1.6)	(4.7)
Debt issuance costs	(6.8)	—
Excess tax (liability)/benefit from share-based payment arrangements	(0.2)	2.6

Net cash provided by (used in) financing activities	66.4	(2.1)

Effect of exchange rate changes on cash and cash equivalents	(0.5)	—

Net increase (decrease) in cash and cash equivalents for the period	70.0	(27.0)
Cash and cash equivalents, beginning of the period	133.4	184.3

Cash and cash equivalents, end of the period	$203.4	$157.3